News Release

For Immediate Release	For Further Information, Contact:
August 8, 2012	George Lancaster, Hines
713/966-7676
George.lancaster@hines.com

HINES REIT TO SELL ICONIC WILLIAMS TOWER

(HOUSTON) – Hines, the international real estate firm, announced today that Hines Real Estate Investment Trust, Inc. (Hines REIT) has engaged the Houston office of Jones Lang LaSalle (JLL) to bring the iconic Williams Tower to the market for sale. Originally developed by Hines in 1983 as the tallest skyscraper in the world outside of a CBD at the time of its construction, the tower was acquired by Hines REIT in 2008. The 64-story, 1.4 million-square-foot tower is more than 95 percent leased to tenants including: Williams, Hines, Rowan Companies, Quanta Services and Cadence Bancorp.

“Williams Tower is a special asset to Hines REIT and Hines,” said Charles Hazen, CEO of Hines REIT.  “Not only is it one of the REIT’s most significant investments, it is also the global headquarters for Hines, and we wanted to choose the right firm to help us market the asset.  We believe that the time is right to sell this asset and generate returns for our investors, and we selected Jones Lang LaSalle because of its outstanding reputation and access to major investors around the world, who we believe will be attracted to this world-class property.  JLL’s global capital markets team will include leaders from Houston, the U.S. and international markets.”

Designed by renowned architects Philip Johnson and John Burgee, the tower’s familiar silhouette on the Houston sky recalls the art deco style. Clad in silver gray reflective glass and anodized aluminum, the sleek tower is accented by columns of bay windows of non-reflective glass and podium setbacks on two lower floors and four higher levels.

        Among the tower's distinctions

•	At 909 feet, it is one of the tallest buildings in the world outside of a CBD
•	A 7,000-watt, revolving beacon atop the building can be seen for miles around, creating a virtual urban lighthouse
•	The tower itself has been photographed and featured in publications all over the world
•	The tower is connected by skywalk to the world-famous Galleria, Houston’s popular shopping and tourist destination

Hines REIT is a Houston-based public real estate investment trust sponsored by Hines. Hines REIT currently owns interests in 57 commercial properties, which contain 26.8 million square feet of leasable space. For additional information about Hines REIT, please see www.hinessecurities.com/hines-reit.

Hines is a privately owned real estate firm involved in real estate investment, development and property management worldwide. The firm’s historical and current portfolio of projects that are underway, completed, acquired and managed for third parties includes 1,192 properties representing more than 482 million square feet of office, residential, mixed-use, industrial, hotel, medical and sports facilities, as well as large, master-planned communities and land developments.  With offices in 110 cities in 18 countries, and controlled assets valued at approximately $22.9 billion, Hines is one of the largest real estate organizations in the world. Hines is also a world leader in sustainable real estate strategies, with extensive experience in LEED, ENERGY STAR®, BREEAM, Haute Qualité Environnementale and DGNB green building rating systems.  Visit www.hines.com for more information.

This material contains forward-looking statements (such as those concerning the sale of Williams Tower) that are based on Hines REIT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation risks associated with the performance of Hines REIT’s investments and those risks set forth in the "Risk Factors" section of Hines REIT’s Annual Report on Form 10-K for the year ended December 31, 2011. Any of these statements could prove to be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that Hines REIT’s assumptions differ from actual results, Hines REIT’s ability to meet such forward-looking statements, including its ability complete the sale of Williams Tower, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements.